Exhibit 8.4

FORM OF CLOSING OPINION

DENVER	____________, 2005

UnitedGlobalCom, Inc.
4643 South Ulster Street
COLORADO SPRINGS	Suite 1300
Denver, Colorado 80237

BOULDER	Re:	Tax Opinion Rendered in Connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission

Ladies and Gentlemen:

LONDON	We have acted as counsel for UnitedGlobalCom, Inc. (“UGC”), a Delaware corporation, with respect to certain United States federal income tax matters in connection with the
Agreement and Plan of Merger dated as of January 17, 2005 (the “Merger Agreement”) by and among UGC, Liberty Media International, Inc. (“LMI”), and Liberty Global, Inc. (“Liberty
MUNICH	Global”). Under the Merger Agreement, a newly formed wholly owned subsidiary of Liberty
Global will be merged with and into UGC (the “UGC Merger”), and a second newly formed wholly owned subsidiary of Liberty Global will be merged with and into LMI (collectively, the “Mergers”). The time at which the Mergers become effective is referred to as the
SALT LAKE CITY	“Effective Time.” Capitalized terms used and not otherwise defined in this letter are defined in the Merger Agreement.

SAN FRANCISCO	We are delivering this opinion pursuant to Section 8.3(d) of the Merger Agreement.

For purposes of this opinion, we have (with your permission and without any investigation or independent verification of the underlying factual information) examined and are relying upon: (i) the Merger Agreement and (ii) the Registration Statement on Form S-4 (File No. ________) (the “Registration Statement”), filed by Liberty Global with the Securities and Exchange Commission (the “Commission”) in connection with the Mergers, including the discussion (the “Tax Discussion”) set forth under the caption “Material United States Federal Income Tax Consequences of the Mergers – U.S. Federal Income Tax Consequences of the UGC Merger” set forth in the joint proxy statement/prospectus (the “Prospectus”) included as part of the Registration Statement.

UnitedGlobalCom, Inc.
___, 2005

For purposes of this opinion, we have (with your permission and without any investigation or independent verification) assumed (i) that the Merger Agreement (including the waiver by LMI relating to Section 5.3(g) of the Merger Agreement) sets forth and the Registration Statement describes the complete agreement of the parties with respect to the Mergers, (ii) that the Mergers will be consummated in the manner described in Merger Agreement and the Registration Statement, (iii) that the Mergers will be valid mergers under applicable state law, (iv) at the effective time of the Mergers, no person who receives Liberty Global stock in exchange for LMI common stock or UGC common stock in the Mergers is subject to any agreement, commitment, obligation, agreement, understanding, or arrangement, whether written or oral, to transfer shares of Liberty Global stock received in the Mergers, and (v) no person receiving Liberty Global common stock in the Mergers is under the jurisdiction of a title 11 or similar case and will use the Liberty Global stock to satisfy indebtedness.

In addition, we have (with your permission and without any investigation or independent verification) relied upon, and assumed the accuracy, completeness and performance, as applicable, of the following, both as of the date of this letter and as of the Effective Time: (i) the factual matters and descriptions contained in the Merger Agreement and the Registration Statement and (ii) the representations, warranties and covenants made by the parties to and set forth in the Merger Agreement, and (iii) the representations made by Liberty Global, UGC in letters delivered to us dated as of the date hereof (the “Representation Letters”). We have also assumed that any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based upon the belief of, the respective parties, are true, complete and correct, without regard to such limitations, and will remain so through the Effective Time and that the parties to the Merger Agreement, Registration Statement and the Representation Letters will act in accordance with, and will refrain from taking any action that is prohibited by, the terms and conditions thereof. If any of these assumptions is inaccurate, the opinions expressed below may be inaccurate.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and public administrative interpretations and court decisions in effect as of the date of the Prospectus. The Code and Treasury regulations and the interpretation thereof by the Internal Revenue Service (the “IRS”) and the courts are subject to change, and any changes could be applied retroactively.

UnitedGlobalCom, Inc.
___, 2005

Subject to the assumptions, conditions, limitations and qualifications described herein and in the Tax Discussion, we are of the opinion that, for United States federal income tax purposes, (i) when viewed as collective whole with the LMI Merger, the conversion of shares of UGC Common Stock into shares of Liberty Global Series A Stock that is effected pursuant to the UGC Merger will qualify as an exchange within the meaning of Section 351 of the Code, (ii) no gain or loss will be recognized by Liberty Global or UGC as a result of the UGC Merger, and (iii) no gain or loss will be recognized by the shareholders of UGC with respect to the shares of UGC Common Stock converted solely into Liberty Global Series A Stock pursuant to the UGC Merger.

Our opinion is limited to the specific issues addressed in the preceding paragraph, and does not address any other tax issues that may arise in connection with the UGC Merger or any issue that may arise in connection with the LMI Merger. Our opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above, does not represent a guarantee of any tax consequences, and has no official legal status of any kind. The IRS may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

The opinions expressed in this letter are given as of the date set forth above. We do not undertake to advise you of matters that may come to our attention subsequent to that date and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may be relied upon only by the addressee hereof in connection with the transactions provided for by the Merger. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions and may not be furnished to or filed with any governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required

UnitedGlobalCom, Inc.
___, 2005

under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

HOLME ROBERTS & OWEN LLP